EXHIBIT (a)(1)(D)

OFFER TO PURCHASE FOR CASH

SUBJECT TO THE TERMS AND CONDITIONS OF THE OFFER TO PURCHASE (AS DEFINED BELOW) AND THE ACCOMPANYING LETTER OF TRANSMITTAL, UP TO 22,500,000 OF THE OUTSTANDING 25,000,000 AMERICAN DEPOSITARY SHARES, EACH REPRESENTING ONE NON-CUMULATIVE PREFERENCE SHARE, SERIES A, NOMINAL VALUE €0.30 PER SHARE, OF NATIONAL BANK OF GREECE S.A.

BY

NATIONAL BANK OF GREECE S.A.

AT

$12.50 PER AMERICAN DEPOSITARY SHARE

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JUNE 28, 2013 (BEING THE END OF THE DAY ON JUNE 28, 2013), UNLESS THE BANK EXTENDS THE OFFER (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION TIME"). HOLDERS OF ADSs ("ADS HOLDERS") MAY VALIDLY WITHDRAW TENDERED ADSs AT ANY TIME PRIOR TO THE EXPIRATION TIME.

May 31, 2013

To Our Clients:

        Enclosed for your consideration is an Offer to Purchase dated May 31, 2013 (as it may be amended or supplemented from time to time, the "Offer to Purchase"), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the "Letter of Transmittal", and together with the Offer to Purchase, the "Offer"), relating to an offer by National Bank of Greece S.A. (the "Bank") to purchase up to 22,500,000 of the outstanding 25,000,000 American Depositary Shares (each an "ADS" and collectively, the "ADSs"), each representing one of its Non-Cumulative Preference Shares, nominal value €0.30 per share (the "Preference Shares"), at a price of $12.50 per ADS, net to the seller in cash, less any applicable withholding taxes and without interest, after deduction of any other applicable fees and taxes (the "Tender Offer Consideration"), upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal enclosed herewith.

        We are the holder of record of ADSs held by us for your account. A tender of such ADSs can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender ADSs held by us for your account.

        We request instructions as to whether you wish to have us tender on your behalf any or all of such ADSs held by us for your account, pursuant to the terms and subject to the conditions set forth in the Offer to Purchase.

        Your attention is directed to the following:

  1.
  The Offer price is the Tender Offer Consideration.

  2.
  The Offer is made for up to 22,500,000 of the outstanding 25,000,000 ADSs.

  3.
  If more than 22,500,000 ADSs are validly tendered and not validly withdrawn prior to the Expiration Time, the Bank will purchase a pro rata amount of ADSs from each tendering ADS Holder, so that the Bank will purchase no more than 22,500,000 ADSs. In such event, the Tender Agent will calculate the proration factor by dividing 22,500,000 by the total number of ADSs validly tendered and not validly withdrawn prior to the Expiration Time. If, after the application of this proration factor, the number of ADSs the Bank would purchase from an ADS Holder includes a fractional ADS, the Tender Agent will round the number of ADSs that the Bank would purchase down to the nearest whole ADS.

  4.
  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JUNE 28, 2013 (BEING THE END OF THE DAY ON JUNE 28, 2013), UNLESS THE OFFER IS EXTENDED.

  5.
  The Offer is subject to the conditions described under "The Offer—Conditions of the Offer" in the Offer to Purchase.

  6.
  The Bank's obligation to accept for payment, and to pay for, ADSs validly tendered, is subject to satisfaction of the conditions set forth in "The Offer—Conditions of the Offer" in the Offer to Purchase.

  7.
  ADS Holders may validly withdraw tendered ADSs at any time prior to the Expiration Time.

  8.
  Any transfer taxes applicable to the sale of ADSs to the Bank pursuant to the Offer will be paid by the Bank, except as otherwise provided in the Letter of Transmittal.

        Please carefully read the Offer to Purchase and the Letter of Transmittal in their entirety before completing the enclosed instructions.

        The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal and any amendments or supplements thereto. The Bank is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Bank becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the ADSs, the Bank will make a good faith effort to comply with that state statute. If, after a good faith effort, the Bank cannot comply with the state statute, the Bank will not make the Offer to, nor will the Bank accept tenders from or on behalf of, ADS Holders in that state. In any jurisdiction where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Bank by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

        If you wish to have us tender any or all of the ADSs held by us for your account, please instruct us by completing, executing and returning to us the instruction form contained in this letter. If you authorize a tender of your ADSs, all such ADSs will be tendered unless otherwise specified in such instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Time

INSTRUCTIONS WITH RESPECT TO THE

OFFER TO PURCHASE FOR CASH

SUBJECT TO THE TERMS AND CONDITIONS OF THE OFFER TO PURCHASE (AS DEFINED BELOW) AND THE ACCOMPANYING LETTER OF TRANSMITTAL, UP TO 22,500,000 OF THE OUTSTANDING 25,000,000 AMERICAN DEPOSITARY SHARES, EACH REPRESENTING ONE NON-CUMULATIVE PREFERENCE SHARE, SERIES A, NOMINAL VALUE €0.30 PER SHARE, OF NATIONAL BANK OF GREECE S.A.

BY

NATIONAL BANK OF GREECE S.A.

AT

$12.50 PER AMERICAN DEPOSITARY SHARE

The undersigned acknowledge(s) receipt of your letter enclosing the Offer to Purchase dated May 31, 2013 (as it may be amended or supplemented, the "Offer to Purchase"), and the related Letter of Transmittal (as it may be amended or supplemented, the "Letter of Transmittal"), pursuant to an offer by National Bank of Greece S.A. (the "Bank") to purchase up to 22,500,000 of the outstanding 25,000,000 American Depositary Shares (each an "ADS" and collectively, the "ADSs"), each representing one of its Non-Cumulative Preference Shares, nominal value €0.30 per share (the "Preference Shares"), at a price of $12.50 per ADS, net to the seller in cash, less any applicable withholding taxes and without interest, after deduction of any other applicable fees and taxes (the "Tender Offer Consideration"), upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

This will instruct you to tender the number of ADSs indicated below (or, if no number is indicated below, all ADSs) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal furnished to the undersigned. Account Number:

Number of ADSs to be Tendered*:

The method of delivery of this document is at the election and risk of the tendering ADS Holder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Dated:

*
Unless otherwise indicated, it will be assumed that all of your ADSs held by us for your account are to be tendered.

SIGN HERE

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